Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Computer Associates Savings Harvest Plan Committee
Computer Associates Savings Harvest Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, and 33-20797) on Form S-8 of Computer Associates Savings Harvest Plan of Computer Associates International, Inc. of our report dated September 16, 2004, with respect to the statements of net assets available for benefits as of March 30, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years ended March 30, 2004 and 2003, and the related supplemental schedule H, Line 4i — schedule of assets (held at end of year) as of March 30, 2004, which report appears in the March 30, 2004 annual report on Form 11-K of Computer Associates Savings Harvest Plan.

/s/ KPMG LLP

New York, New York
September 27, 2004